EXHIBIT 21
Subsidiaries of the Registrant

		Percent
	Business and	Owned by	State of
Subsidiary	Location	Registrant	Incorporation
Grady McCauley Inc.	Digital image and screen printed graphics North Canton, OH	100%	Ohio

LSI Greenlee Lighting Inc.	Landscape lighting Dallas, TX	100%	Delaware

LSI Adapt Inc.	Project management and installation services North Canton, OH	100%	Ohio

LSI Kentucky LLC	Menu board systems; metal fabrication Independence, KY	100%	Ohio

LSI Lightron Inc.	Fluorescent lighting New Windsor, NY	100%	Ohio

LSI Marcole Inc.	Electrical wire harnesses Manchester, TN	100%	Tennessee

LSI MidWest Lighting Inc.	Fluorescent lighting Kansas City, KA	100%	Kansas

LSI Retail Graphics LLC	Interior graphics and signs Woonsocket, RI	100%	Ohio

LSI Integrated Graphics LLC	Screen and digital printed materials, and illuminated and non-illuminated architectural graphics Houston, TX	100%	Ohio

LSI Saco Technologies Inc.	LED lighting and LED video screen manufacturing, research and development Montreal, Quebec	100%	Ontario, Canada